Exhibit 10.b

[FORM OF AWARD LETTER]

[DATE]

[NAME]

[ADDRESS]

[ADDRESS]

Re:	Terms and Conditions of Performance Award Granted Under the Masco Corporation 2005 Long Term Stock Incentive Plan

Dear [NAME]:

These Terms and Conditions apply to a grant to you of a performance award (the “Grant”) by the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Masco Corporation (the “Company”), which Grant may entitle you to receive a cash payment. Words capitalized in this Grant shall have the meanings given them in the Plan or the Program (as hereinafter defined). The date of this Grant is [INSERT DATE], and your Target Incentive Level is     % for the period January 1, [PERFORMANCE YEAR 1] through December 31, [PERFORMANCE YEAR 3] (a “Performance Period”). Cash payment pursuant to this Grant will be made after certification of the Company’s financial statements to the Committee after the end of each of the three years in the Performance Period and the Committee’s determination and certification following December 31, [PERFORMANCE YEAR 3] that an average Return on Invested Capital (“ROIC”), calculated as the average of the ROICs achieved in each of the three years, was achieved by the Company at the Threshold level (as hereinafter defined) or greater, as provided below under the terms of the Long-Term Cash Incentive Program (the “Program”). The Program is administered by the Committee as a performance award program under the 2005 Long Term Stock Incentive Plan (the “Plan”). All calculations under the Program will utilize your annual base salary as in effect on January 1, [PERFORMANCE YEAR 1]. By signing and returning the enclosed duplicate copy of these Terms and Conditions, you agree to accept the Grant, and you voluntarily agree to these Terms and Conditions and the provisions of the Plan, and acknowledge that:

•	You have read and understand these Terms and Conditions, and are familiar with the provisions of the Plan.

•	You have received or have access to all of the documents referred to in these Terms and Conditions.

•

All of your rights to the Grant are embodied in these Terms and Conditions and in the Plan, and there are no other commitments or understandings currently outstanding with respect to any other grants of options, restricted stock, phantom stock, stock appreciation rights, or performance awards, except as may be evidenced by agreements duly executed by you and the Company.

[NAME]

[DATE]

•

In the case of a Change in Control as defined in the Plan, the provisions of subsections 7(f)(ii)(A) and 7(f)(ii)(B) of the Plan (which describe the Excise Tax Adjustment Payment, or “tax gross-up”) shall be inoperative and unavailable with respect to any payments which may occur as a result of accelerated vesting or otherwise, for the payments which are the subject of this Grant, and under no circumstances shall there be made any Excise Tax Adjustment Payment or similar tax gross-up payment with respect to the payments which are the subject of this Grant following any Change in Control.

The Company and you agree that all of the terms and conditions of the Grant are set forth in these Terms and Conditions and in the Plan. These Terms and Conditions and the provisions of the Plan constitute your performance award agreement (the “Agreement”). Please read these documents carefully. Copies of the Plan as well as the Company’s latest annual report to stockholders and proxy statement are available on the Company’s website at www.masco.com, in the “Documents” section of http://bnymellon.com/shareholder/equityaccess, and from the Stock Plan Services department.

The use of the words “employment” or “employed” shall be deemed to refer to employment by the Company and its subsidiaries and shall not include employment by an “Affiliate” (as defined in the Plan) which is not a subsidiary of the Company unless the Committee so determines at the time such employment commences.

Except at the discretion of the Committee, no cash payments will be made if your employment is terminated prior to the Award Date, as defined below in the Program. Cash payments (if any) in the case of termination due to a Change in Control, permanent and total disability, death or retirement will be made on a discretionary basis as provided below in the Program.

You agree not to engage in certain activities.

Notwithstanding the foregoing, if at any time you engage in an activity following your termination of employment which in the sole judgment of the Committee is detrimental to the interests of the Company, a subsidiary or affiliated company, all rights to any cash payment will be forfeited. You acknowledge that such activity includes, but is not limited to, “Business Activities” (as defined below).

In addition you agree, in consideration for the Grant, and regardless of whether a cash payment has been made, while you are employed or retained as a consultant by the Company or any of its subsidiaries and for a period of one year following any termination of your employment and, if applicable, any consulting relationship with the Company or any of its

[NAME]

[DATE]

subsidiaries other than a termination in connection with a Change in Control (as defined in the Plan), not to engage in, and not to become associated in a “Prohibited Capacity” (as hereinafter defined) with any other entity engaged in, any Business Activities and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities. “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or providing of services competitive with the products or services of (x) the Company or any subsidiary if you are employed by or consulting with the Company at any time while the Grant is outstanding, or (y) the subsidiary employing or retaining you at any time while the Grant is outstanding, to the extent such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided. “Prohibited Capacity” shall mean being associated with an entity as an employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of your duties or responsibilities with such other entity, (2) any of your duties or responsibilities are similar to or include any of those you had while employed or retained as a consultant by the Company or any of its subsidiaries, or (3) an investment by you in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.

Should you either breach or challenge in judicial, arbitration or other proceedings the validity of any of the restrictions contained in the preceding paragraph, by accepting this Grant you agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from this Grant, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from cash payments received on or after your termination of employment or, if applicable, any consulting relationship with the Company or its subsidiary or within the two year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. The Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you hereunder.

You agree to the application of the Company’s Dispute Resolution Policy.

Section 3 of the Plan provides, in part, that the Committee shall have the authority to interpret the Plan and Grant agreements, and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons. In addition, you and the Company agree that if for any reason a claim is asserted against

[NAME]

[DATE]

the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing (other than a claim involving non-competition restrictions or the Company’s, a subsidiary’s or an affiliated company’s trade secrets, confidential information or intellectual property rights) which (1) are within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein, as it shall be amended from time to time); (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of the Agreement or the Plan or the provisions of any restricted stock awards or option or other agreements relating to Company Common Stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by you and the Company or a subsidiary of the Company. It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the metropolitan Detroit area or such other location in the metropolitan Detroit area as the parties might agree. The provisions of this paragraph: (a) shall survive the termination or expiration of this Agreement, (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or affiliated companies with respect to any of the Company’s option, restricted stock or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between you and your employer, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

The Grant does not imply any employment or consulting commitment by the Company.

You agree that the Grant and acceptance of the Grant does not imply any commitment by the Company, a subsidiary or affiliated company to your continued employment or consulting relationship, and that your employment status is that of an employee-at-will and in particular that the Company, its subsidiary or affiliated company has a continuing right with or without cause (unless otherwise specifically agreed to in writing executed by you and the Company) to terminate your employment or other relationship at any time. You agree that your acceptance represents your agreement not to terminate voluntarily your current employment (or consulting arrangement, if applicable) for at least one year from the date of grant unless you have already agreed in writing to a longer period.

[NAME]

[DATE]

You agree to comply with applicable tax requirements and to provide information as requested.

You agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes.

THE LONG-TERM CASH INCENTIVE PROGAM

Purpose of the Program

The purpose of the Program is to provide a meaningful incentive for you to contribute to the achievement of the Company’s long-term growth and profitability goals established at the beginning of three-year measurement periods. You will have the opportunity to earn a performance award (“Award”) pursuant to this Grant based on the Company’s financial results over the three-year Performance Period specified above. The Program is in all respects subject to the Plan, and is intended to comply with the provisions of Internal Revenue Code Section 162(m).

Performance Period

A three-year Performance Period begins on January 1 of a given year, and ends on the December 31 which is 36 months thereafter, unless otherwise determined by the Committee. Subsequent Performance Periods may be declared from time to time by the Committee, but in no case may a Grant be made on a date after the effective date of termination of the Plan.

Participants

The Committee has selected you to be a participant in the first Performance Period (a “Participant”) and has specified your Target Incentive Level as set forth above, which is expressed as a percent of your annual base salary as of January 1 coincident with the beginning of the Performance Period (“Annual Salary”). In general, Participants are part of Masco’s executive officer group. An individual’s eligibility to participate will be determined by the Committee at the beginning of each Performance Period.

Summary of the Program

The Company’s performance over the Performance Period will be evaluated against key ROIC goals established by the Committee no later than March 31 following the beginning of the Performance Period. Following the completion of each year during the Performance Period the Company shall certify to the Committee that year’s financial results and the Committee shall thereupon determine such year’s ROIC. Upon completion of the Performance Period, the Committee will evaluate and certify the Company’s performance by calculating the three-year average ROIC. The attainment of the Program’s goals will result in the granting of cash to you under the provisions of the Plan. If the minimum level of three-year average ROIC (“Threshold”) for the Performance Period is not attained, no Award of cash will be made.

[NAME]

[DATE]

For the [PERFORMANCE YEAR 1] through [PERFORMANCE YEAR 3] Performance Period, the Committee has set the ROIC goals at levels that are consistent with the Company’s long range business plan at the beginning of the Performance Period. The achievement of these ROIC goals will require a high level of performance over the Performance Period.

Goals for [PERFORMANCE YEAR 1] through [PERFORMANCE YEAR 3] Performance Period

The following average ROIC goals and corresponding Performance Scores have been established by the Committee for the [PERFORMANCE YEAR 1] through [PERFORMANCE YEAR3] Performance Period:

Performance Scores	Threshold 40%		Target 100%		Maximum 200%
Three-Year Average ROIC Goal		%		%		%

ROIC levels that are between the goals shown in the chart above will be ratably straightline interpolated to yield comparably interpolated Performance Scores.

Example Calculation

As an example, if Three-Year Average ROIC for [PERFORMANCE YEAR 1] through [PERFORMANCE YEAR 3] is [INSERT TARGET PERCENTAGE]%, then the Performance Score would be equal to 100% of the goal. Awards are determined by multiplying your Target Incentive Level by the Performance Score for the Performance Period. Thus, based on a Performance Score of 100%, a Participant with a 65% Target Incentive Level and an Annual Salary of $300,000 would be eligible to receive 65% of his Annual Salary, for a cash Award of $195,000.

	Annual Salary	Target Incentive Level %	Performance Score	Award Amount
Participant (Example)	$300,000	x 65%	x 100%	= $	195,000

[NAME]

[DATE]

Eligibility for Award Payment

Subject in each case to the provisions of the Plan:

•

Your rights to any Award payment under the Program shall be forfeited at the time of termination of employment prior to the Award Date, as defined below (except where termination is due to retirement, a Change in Control, death or permanent and total disability, in which cases proportionally adjusted Awards may be granted by the Committee following case-by-case consideration); and

•	You will be subject to all recapture, forfeiture and other provisions of the Plan; and

•

Notwithstanding the foregoing, in the event that you transfer employment within the Company or its Affiliates, as defined in the Plan, to a position in which you are no longer eligible to participate in the Program, such transfer will not be considered termination for purposes of an Award payment under the Program, unless and to the extent that you terminate employment with the Company (or said Affiliate) following the transfer.

Timing of Award Payment

To qualify for prompt payment of a cash Award following the Committee’s certification of performance after the completion of a Performance Period, you must be employed by the Company or an Affiliate as of the date that the Award payment is approved by the Committee (“Award Date”), other than in the case of retirement, Change in Control, death or disability, each of which will be treated by the Committee on a case-by-case basis.

•

If you retire at age 65 (the normal retirement date under the Company’s retirement plans), prior to the Award Date, payment for any prorated Award under the Program may continue to be made at the same time as other payments are made following the time of the Committee’s certification of Awards following the end of such Performance Period.

•

In the event you are terminated due to a Change in Control or you die or become permanently disabled prior to the end of a Performance Period, you (or, in the case of death, your estate or designated beneficiary) may be eligible to receive a cash payment equal to a prorated Award under the Program, prior to the end of such Performance Period, as determined by the Committee.

•

If you transfer within the Company or to an Affiliate, you will continue to receive your Award (pro-rated or not, as the case may be) following the Committee’s certification of such Award, as if the transfer had not occurred.

Miscellaneous

The Company is making the Program available to certain Company employees only for designated Performance Periods. Subject to its right to terminate the Program at any time, the Company has no obligation to make the Program (in whole or in part), or any other program, available to you or to

[NAME]

[DATE]

any other employee after any Performance Period. In all other respects the Program is subject to, and shall be governed by, provisions of the Plan. Capitalized terms not otherwise defined herein shall have the meaning given them in the Plan.

Modification and/or Termination

The Committee may terminate or amend the Program, in whole or in part, (including without limitation the Performance Goals), in its sole discretion upon 30 days’ prior written notice given to Program Participants.

Administration

The Committee has the sole authority and discretion to interpret the terms and conditions and to administer this Program. No provisions of this Program shall control the administration and provisions of the Plan.

The Company’s Chief Executive Officer may recommend to the Committee the suspension or reduction of Award payments to Participants who fail to achieve an acceptable level of personal performance and professionalism.

Any alteration, modification, or termination of the Program shall be accomplished by action of the Committee.

Definitions

Definitions to be used herein will include, but will not be limited to, the following terms, which will be construed consistent with generally accepted accounting principles where applicable.

1) The ROIC for each year within a Performance Period will be determined by dividing the year’s Operating Income After Tax by Shareholders’ Equity (as each such term is hereinafter defined and adjusted). The annual ROIC percentages so determined will be aggregated and divided by the number of years in the Performance Period to determine the average ROIC for use in the LTCIP Award calculations.

2) Operating Income After Tax for the year is equal to reported operating income of the Company multiplied by (1.00 minus the decimal equivalent of the then-applicable nominal corporate tax rate) (as determined by the Committee from time to time).

3) Shareholders’ Equity is average reported shareholders’ equity plus average short-term and long-term debt minus average cash and cash investments, where each such component’s average is determined by combining the current year’s and prior year’s respective amounts and dividing each resulting sum by two.

[NAME]

[DATE]

4) The Committee will adjust the foregoing components of ROIC, to exclude, as applicable, the following unusual items: impairment charges, rationalization charges, gains and losses from discontinued operations and other unusual, non-recurring gains and losses that are separately identified and reported.

This Agreement shall be governed by and interpreted in accordance with Michigan law. The headings set forth herein are for information purposes only and are not a substantive part of these Terms and Conditions.

Very truly yours,

MASCO CORPORATION

[INSERT NAME]
[INSERT TITLE]

AGREED TO THE FOREGOING TERMS AND CONDITIONS:

[NAME]

Date